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                                                                     EXHIBIT 5.1



                       [Debevoise & Plimpton Letterhead]



                                                                    May 14, 1997



Westfield America, Inc.



11601 Wilshire Boulevard, 12th Floor



Los Angeles, CA 90025



                            Westfield America, Inc.



                      Registration Statement on Form S-11



                              (File No. 333-22731)



Dear Ladies and Gentlemen:



    We have acted as special counsel to Westfield America, Inc., a Missouri corporation (the "Company"), in connection with the Registration Statement on Form S-11 referenced above (as amended to date, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to 20,700,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), being offered by the Company, including up to an additional 2,700,000 shares of Common Stock solely to cover the underwriters' over-allotment options.



    In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.



    We have assumed, with your permission, that the Third Restated Articles of Incorporation of the Company and the Second Amended and Restated Bylaws of the Company will become effective in substantially the same forms as filed as Exhibits 3.1 and 3.3 to the Registration Statement prior to the consummation of the Offerings.



    Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations stated herein, we are of the opinion that upon issuance, delivery and payment therefor in the manner described in the Registration Statement and in accordance with the terms of the U.S. Purchase Agreement between the U.S. Underwriters (as defined therein) and the Company and the International Purchase Agreement between the International Managers (as defined therein) and the Company (in substantially the same form as Exhibits 1.1 and 1.2 to the Registration Statement), the Shares will be duly authorized, validly issued and outstanding, fully paid and non-assessable.



    This opinion is limited to the Federal laws of the United States and the laws of the State of New York. Insofar as the foregoing opinion involves the laws of the state of Missouri, we have relied, with your approval, upon the opinion of Bryan Cave LLP, dated today and addressed to you, and filed as
Exhibit 5.2 to the Registration Statement, and accordingly by our opinion as to such matters of Missouri law is subject to any limitation or qualification set forth therein.



    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.



                                          Very truly yours



                                          /s/ DEBEVOISE & PLIMPTON